Exhibit 99.1

	Contact: Media:	Will Thoretz +1 212 915 8251 Email: will.thoretz@willis.com

News Release	Investors:	Kerry K. Calaiaro +1 212 915 8084 Email: kerry.calaiaro@willis.com
Willis North America Inc. Announces Final Results of
Cash Tender Offer for its 5.125% Senior Notes due 2010
NEW YORK, September 30, 2009 — Willis North America Inc. (“WNA”), a subsidiary of global insurance broker Willis Group Holdings Limited (NYSE: WSH), today announced the final results of its cash tender offer to purchase any and all of its 5.125% Senior Notes due 2010 (the “Tender Offer”).
As of 11:59 p.m., New York City time, on September 29, 2009, the aggregate principal amount of 2010 Senior Notes tendered in the Tender Offer was $159,788,000. All of the 2010 Notes that were tendered have been accepted for payment by WNA, with settlement expected to occur today. The holders of the 2010 Notes that were accepted for purchase will be entitled to receive tender offer consideration of $1,027.50 per $1,000 principal amount of the 2010 Notes, plus any accrued and unpaid interest from and including the last interest payment date up to, but not including, the Settlement Date.
The Tender Offer was made pursuant to an Offer to Purchase dated September 22, 2009, and a related Letter of Transmittal, which set forth a complete description of the terms of the offer.
WNA retained J.P. Morgan Securities Inc. to serve as Dealer Manager, and Global Bondholder Services Inc. to serve as the depositary and information agent. For additional information regarding the terms of the Tender Offer, please contact J.P. Morgan Securities Inc. at (866) 834-4666. Requests for documents and questions regarding the tender of the Notes may be directed to Global Bondholder Services Inc. at (866) 470-4200.
This announcement does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Willis
Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 20,000 Associates serving clients in some 190 countries. Additional information on Willis may be found at www.willis.com.

Forward-looking Statements
This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as the redomicile of Willis Group Holdings Limited, general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, changes in premium rates, the competitive environment and the actual cost of resolution of contingent liabilities. Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, are contained in the Company’s filings with the Securities and Exchange Commission.
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